                                                                       EXHIBIT 7

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is entered into as of the 29th day of December, 1999, by and among MacDermid, Incorporated, a Connecticut corporation ("Buyer"), Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), David Beckerman (the "Management Representative") and State Street Bank and Trust Company, a Massachusetts trust company (the "Escrow Agent").

     WHEREAS, Buyer has agreed to acquire all of the issued and outstanding shares of capital stock of PTI, Inc., a Delaware corporation ("Seller"), in exchange for shares of Buyer common stock, no par value (the "Buyer Shares"), pursuant to that certain Plan and Agreement of Merger dated as of February 18, 1999, as amended by the First Amendment thereto dated as of July 27, 1999, the Second Amendment thereto dated as of September 13, 1999, the Third Amendment thereto dated as of October 29, 1999 and the Fourth Amendment dated as of December 15, 1999 (as so amended, the "Merger Agreement") by and among Buyer, MCD Acquisition Corp., Seller and CVC;

     WHEREAS, Buyer has agreed to acquire a certain Warrant exercisable for capital stock of Seller in partial exchange for the Escrow Warrant (as defined below) pursuant to the Merger Agreement;

     WHEREAS, CVC has entered into this Agreement on behalf of itself and as an agent for and attorney-in-fact of those Seller stockholders designated as outside stockholders on Schedule 1-A attached hereto (the "Outside Stockholders") pursuant to that certain Agency Agreement dated as of December 29, 1999, 1999 (the "Agency Agreement");

     WHEREAS, Management Representative has entered into this Agreement on his own behalf and as agent for and attorney-in-fact of those Seller stockholders designated as management stockholders on Schedule 1-A attached hereto (the "Management Stockholders") pursuant to the Agency Agreement;

     WHEREAS, the Merger Agreement provides that an Escrow Fund will be established to secure the indemnification obligations to Buyer under Section 8.1(b) and 8.1(d) of the Merger Agreement on the terms and conditions set forth herein; and

     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such Escrow Fund will be established and maintained.



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          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.   DEFINED TERMS.

               "Closing Date" means December 29, 1999.

               "CMP" means Citicorp Mezzanine Partners, L.P.

               "Designated Percentages" has the meaning set forth in Section 3.2 hereof.

               "Effective Date" means the effective date of the Merger, as defined in the Merger Agreement.

               "Escrow Account" has the meaning set forth in Section 3.2 hereof.

               "Escrow Account Beneficiary" means CVC, the Management Representative, a Person listed on Schedule 1-A hereto, or any permitted successor or assignee of such Person.

               "Escrow Fund" has the meaning set forth in Section 3.1 hereof.

               "Escrow Security" means any Primary Escrow Security or any Secondary Escrow Security that is an asset of an Escrow Account.

               "Escrow Shares" means 127,000 shares of Buyer's common stock, no par value, issued in connection with the Merger Agreement and deposited with the Escrow Agent hereunder.

               "Escrow Value" means, except as otherwise provided in this Agreement, (i) with respect to each Escrow Share, $38.0670(1), (ii) with respect to any Primary Escrow Security (other than an Escrow Share or the Escrow Warrant), the Escrow Value of the equivalent number of Escrow Shares as determined by CVC and the Buyer, (iii) with respect to any Secondary Escrow Security that is listed on a national exchange or Nasdaq, the average of the daily closing prices per such for the thirty (30) consecutive trading days immediately prior to the specified date, rounded to the nearest cent and ignoring the highest and lowest closing prices during such period as determined by CVC and the Buyer, and (iv) with

----------------------

     (1) This amount shall be calculated as of the Closing and shall equal the average of the daily closing price of Buyer Common Stock for the thirty (30) consecutive trading days immediately prior to the Closing Date, rounded to the nearest cent and ignoring the highest and lowest closing prices during such period.

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          respect to any other assets in the Escrow Fund, other than cash or a cash equivalent instrument, such value as Buyer and CVC may mutually agree, or, if Buyer and CVC are unable to agree, as determined by a nationally recognized investment banking firm selected by CVC and consented to by Buyer, such consent not to be unreasonably withheld, and all fees and expenses incurred in connection with such retention of an investment banking shall be split equally between Buyer and CVC. The Escrow Value of the Escrow Warrant shall be equal to (X) the Escrow Value of the total number of the Primary Escrow Securities purchasable upon the full exercise thereof minus (Y) the aggregate exercise price thereof. Notwithstanding anything contained herein to the contrary, for the purpose of making distributions to the Buyer pursuant to Section 6 hereof, the aggregate value of the Escrow Fund and of each Escrow Account shall not be deemed to exceed the Escrow Value of the Primary Escrow Securities held therein.

               "Escrow Warrant" means that certain warrant for Buyer Shares held by CMP or any successor holder and any replacement warrant issued in exchange therefor.

               "Primary Escrow Security" means the Escrow Shares and the Escrow Warrant and any other securities distributable to the holders of those Primary Escrow Securities in respect of or in exchange therefor, whether by way of stock dividends, stock splits, merger or otherwise.

               "Pooling Period Expiration Date" means that date on which results covering at least thirty (30) days of combined operations of Buyer and Seller have been published by Buyer, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any public filing or announcement which includes the results of at least 30 days of combined operations.

               "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the date of this Agreement, among Buyer, CVC and certain other parties named therein providing for the registration under the Securities Act of 1933, as amended, of the resale of Buyer Shares.

               "Secondary Escrow Security" means any security (other than a Primary Escrow Security) that is an asset of an Escrow Account.

               "Termination Date" means December 31, 2000 unless two (2) business days prior to such date the Escrow Agent receives notice that such date will not be the Termination Date, in which event, the Termination Date shall be the date which is five (5) days after Escrow Agent has received written notice from Buyer that the audit of Buyer's financial statements for the fiscal year ending March 31, 2000 is completed.




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     2.   ESCROW AGENT. The Escrow Agent accepts appointment hereunder and agrees to hold in escrow the Escrow Fund in accordance with the terms of this Escrow Agreement.

     3.   ESCROW FUND.

          3.1 Escrow Fund. In accordance with the provisions of the Merger Agreement, Buyer will deliver to the Escrow Agent the Closing Date (i) a certificate evidencing the Escrow Shares and (ii) a certificate evidencing the Escrow Warrant, each registered in the name of the Escrow Agent, as Escrow Agent under this Agreement. The Primary Escrow Securities represented by such certificates and any income thereon, or other property which is delivered to the Escrow Agent under the terms of this Agreement with respect thereto, shall be referred to herein as the "Escrow Fund." The Escrow Fund and each Escrow Account shall be held as a separate fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent will hold the Escrow Fund until it is released in accordance with the provisions of this Agreement. In order to facilitate the sale or release, in accordance with the terms of this Agreement, of the Escrow Warrant (or an interest therein) or any Primary Escrow Securities purchasable upon the exercise of the Escrow Warrant, Buyer shall deliver a replacement Escrow Warrant to the Escrow Agent promptly after receipt of a written request therefor from the Escrow Agent, which replacement Escrow Warrant shall be adjusted appropriately to reflect the partial exercise of such Escrow Warrant, the assignment of an interest therein, or the release of a portion of the underlying Primary Escrow Securities thereof to Buyer or each Escrow Account Beneficiary entitled thereto. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Escrow Fund.

          3.2 Escrow Accounts. The Escrow Agent shall establish and maintain separate escrow accounts (each an "Escrow Account") within the Escrow Fund for each Escrow Account Beneficiary. Schedule 1-B attached hereto specifies (i) the percentage (each, a "Designated Percentage") of the total Escrow Fund which each such Escrow Account shall constitute as of the Closing Date and (ii) the specific assets (e.g., Escrow Shares or Escrow Warrant) that comprise each such Escrow Account as of the Closing Date. The Escrow Agent shall promptly amend
Schedule 1-B to reflect any change in the assets comprising an Escrow Account; provided, however, that the Designated Percentages of the Escrow Accounts shall remain fixed. The Escrow Agent shall deliver an amended Schedule 1-B to Buyer, CVC, the Management Representative and each Escrow Account Beneficiary on a quarterly basis along with the reports required by Section 4.2 below.

     4.   CUSTODY OF ESCROW FUND.


          4.1. Investments. The Escrow Agent shall hold assets in an Escrow Account until (i) sold in accordance with the written direction of the respective Escrow Account Beneficiary or (ii) released in accordance with the provisions of this Agreement. The Escrow Agent will invest



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and reinvest, from time to time, any cash or cash equivalents in an Escrow
Account (including without limitation cash received as a result of dividends on or the sale of any Escrow Security) in any one or more of the following investments as designated in writing by the respective Escrow Account
Beneficiary: (a) obligations of the United States of America having a remaining maturity of one year or less; (b) general obligations of any State of the United States of America having a remaining maturity of one year or less, if such obligations are rated by at least two recognized rating services as at least "AAA"; (c) certificates of deposit of any domestic commercial bank or trust company (including, if applicable, the Escrow Agent or an affiliate of the Escrow Agent) if the deposits of such bank are insured up to applicable limits by the Federal Deposit Insurance Corporation (FDIC) and the bank has a net worth in excess of $500 million (an "Acceptable Bank"), provided that the maturity date of any such certificate of deposit is prior to April 30, 2000; (d) demand interest bearing accounts of Escrow Agent or an affiliate of Escrow Agent if Escrow Agent is an Acceptable Bank; or (e) any open-end or closed-end management type investment company or investment trust registered under the Investment Company Act of 1940, as amended, which invests in any of the investments described in clause (a) or (b) of this sentence. In the absence of such instructions, the Escrow Agent shall invest any cash in a State Street Money Market account.

     The Escrow Agent shall not be responsible or liable for any loss accruing from any investment made in accordance herewith. All earnings received from the investment of property in an Escrow Account shall be credited to, and shall become a part of such Escrow Account (and any losses on such investments shall be debited to the appropriate Escrow Account). The Escrow Agent shall have no liability for any investment losses, including any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder.

          4.2. Reports. The Escrow Agent shall deliver to Buyer, CVC, the Management Representative and each Escrow Account Beneficiary, as promptly as practicable after the end of each calendar quarter during the term of this Agreement, a statement setting forth the assets in each Escrow Account as of the end of such calendar quarter, and the interest, income, dividends or distributions which were added to or paid from, or any changes otherwise made to, any Escrow Account during the quarter ending as of that date.

     5.   DIVIDENDS, VOTING AND SALE OF ESCROW FUND ASSETS.

          5.1 Dividends, Etc. Any cash dividends or property (including, without limitation, any securities distributable to the holders of Escrow Securities in respect of or in exchange for any of the Escrow Securities, whether by way of stock dividends, stock splits or otherwise) shall be delivered to the Escrow Agent, in the name of the Escrow Agent or its nominee, who shall hold such cash or securities in the applicable Escrow Account. Any such dividends or property shall be accompanied by written notice from the person making such deposit identifying such property as relating to an identified Escrow Account Beneficiary and as being delivered for deposit to the Escrow Account identified in such writing.




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          5.2  Voting of Shares. Each Account Beneficiary shall have the right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to such Account Beneficiary's Escrow Securities and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Securities. The Escrow Agent shall not be responsible for forwarding to any Account Beneficiary or any other party, notifying any such Beneficiary or Party with respect to, or taking any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the assets in the Escrow Fund, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights.

          5.3 Sale of Property Constituting Escrow Fund Assets. Except as otherwise provided in this Agreement and the Registration Rights Agreement pursuant to which CVC may request the registration of certain Primary Escrow Securities pursuant to the Securities Act of 1933, as amended, at any time and from time to time during the term of this Escrow Agreement, each Escrow Account Beneficiary may direct in writing the Escrow Agent to sell for cash any or all of assets, including without limitation, any of the Escrow Securities, in such Escrow Account Beneficiary's Escrow Account. The Escrow Agent shall have no responsibility for the adequacy of sale proceeds, compliance with securities laws or otherwise in connection with any such sale Each Escrow Account Beneficiary shall provide the Escrow Agent with the Notice Letter attached hereto as Exhibit A and any information reasonably required by the Escrow Agent to consummate such sale. No Escrow Securities may be sold or otherwise transferred prior to the Pooling Period Expiration Date (which date shall be noticed to the Escrow Agent by the Buyer).

          5.4 Transferability. No interest in the Escrow Fund or in any individual Escrow Account may be assigned or transferred, other than by operation of law, provided that CMP may assign one or more interests in its Escrow Account to any one or more of its partners. Notice of any such assignment or transfer shall be given to the Escrow Agent and Buyer, and no such assignment or transfer shall be valid until such notice is given. Upon receipt of written notice substantially in the form of Exhibit B attached hereto that a total or partial transfer or assignment of an Escrow Account has been made, the Escrow Agent shall promptly amend Schedules 1-A and 1-B to reflect such transfer or assignment and deliver such amended Schedules 1-A and 1-B to Buyer, CVC, the Management Representative and each Escrow Account Beneficiary simultaneously with the reports required by Section 4.2 above. Escrow Agent shall have no duty or responsibility for determining that an assignment or transfer is permissible hereunder.

          5.5  CVC and Management Representative Representations and Succession.

               (a) Each of CVC and the Management Representative represents and warrants to the Escrow Agent that it or he has irrevocable right, power and authority (i) to enter into and perform this Agreement and bind all of the Outside Stockholders or Management Stockholders, as the case may be, to its terms, (ii) to give and receive



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     directions and notices hereunder; and (iii) to make all determinations that may be required or that it or he deems appropriate under this Escrow Agreement.

               (b) Until notified in writing by CVC and the Management Representative that it or he has resigned or been removed and a successor has been named, the Escrow Agent may act upon the directions, instructions and notices of CVC and the Management Representative and, thereafter, upon the directions, instructions and notices of any successor named in such writing.

     6.   CLAIMS AGAINST ESCROW FUND.

          6.1 Claim Notice. If Buyer has incurred or suffered Damages for which it is entitled to indemnification under Section 8.1(b) or (d) of the Merger Agreement, Buyer shall, prior to the Termination Date, give written notice of such claim (a "Claim Notice") to CVC, the Management Representative and the Escrow Agent. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim.

          6.2 Response Notice. Within 30 days after delivery of a Claim Notice, CVC shall provide to Buyer, with a copy to the Escrow Agent and the Management Representative, a written response (the "Response Notice") in which CVC shall either: (i) agree that the full Claimed Amount may be released from the Escrow Fund to Buyer, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Fund to Buyer or (iii) contest that any of the Escrow Fund may be released to Buyer. CVC may contest the release of Escrow Fund assets equal to all or a portion or the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which Buyer is entitled to indemnification under Section 8.1(b) or (d) of the Merger Agreement. If no Response Notice is delivered to the Escrow Agent by CVC within the 30-day period from the Escrow Agent's receipt of such Claim Notice, CVC shall be deemed to have agreed, on behalf of itself and all Escrow Account Beneficiaries, including the Management Stockholders, that all of the Claimed Amount may be released to Buyer from the Escrow Fund.

          6.3 Contested Amount. If CVC in the Response Notice contests the release of Escrow Fund assets equal to all or part of the Claimed Amount (the "Contested Amount"), Buyer and CVC shall use good faith efforts to resolve the matter between themselves. If the matter is not resolved within 15 days of the delivery of the Response Notice contesting the Claimed Amount, either Buyer or CVC shall have the right, by delivery of written notice to the other (the "Arbitration Notice"), to submit the matter to binding arbitration in Stamford, Connecticut. Such matter shall then be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). CVC and Buyer shall each designate one arbitrator within 15 days of the delivery of the Arbitration Notice. CVC and Buyer shall cause such designated arbitrators mutually to agree upon and shall designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of



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the Arbitration Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either CVC or Buyer fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. CVC and Buyer shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. CVC and Buyer shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether Buyer is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to CVC, the Management Representative, Buyer and the Escrow Agent in writing and shall constitute a conclusive, final and nonappealable determination of the issue in question, binding upon CVC, the Management Representative, Buyer, the Escrow Agent and all Escrow Account Beneficiaries. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by CVC, the Escrow Agent shall continue to hold in the Escrow Fund an amount of Escrow Fund assets sufficient to cover the Contested Amount (or such lesser amount as is then available in the Escrow Fund), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by Buyer and CVC setting forth instructions to the Escrow Agent as to the release of Escrow Fund, if any, that shall be made with respect to the Contested Amount or
(ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the amount of the Escrow Fund, if any, that shall be released with respect to the Contested Amount. The Escrow Agent shall promptly thereafter release such Escrow Fund assets in accordance with Section 6.4 of this Agreement.

          6.4 Release of Escrow Fund to Buyer. If (i) pursuant to Section 6.2 CVC agrees (or is deemed to have agreed) that Escrow Fund assets having a value equal to all of the Claimed Amount may be released from the Escrow Fund to Buyer or (ii) the Escrow Agent is instructed pursuant to Section 6.3 to release Escrow Fund assets to Buyer, the Escrow Agent shall promptly thereafter transfer, deliver and assign to Buyer such an amount of assets from the Escrow Fund equal to (X) in the case of clause (i) of this sentence, the amount of the Escrow Fund assets that CVC has agreed (or is deemed to have agreed) to allow the Escrow Agent to release (or such lesser amount of assets as then comprises the entire Escrow Fund) or (Y) in the case of clause (ii) of this sentence, the amount of the Escrow Fund assets that the Escrow Agent has been directed to release (or such lesser amount of assets as then comprises the entire Escrow Fund), in each case pro rata from each Escrow Account in accordance with the Designated Percentages. For purpose of calculating the amount of Escrow Fund assets to be released, Escrow Securities shall be valued at the Escrow Value. If less than all of the Escrow Fund assets in an Escrow Account will be released to Buyer pursuant to this Section 6.4 such assets shall be released in the following order: (i) first, Primary Escrow Securities in such amounts as the Escrow Account Beneficiary may direct in writing and (ii) second (to the extent that assets in addition to Escrow Securities must be released in order to give effect to the provisions hereof), Secondary Escrow Securities, cash or cash equivalents or other property constituting assets of each Escrow Account or any combination



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thereof per the written instructions of each Escrow Account Beneficiary). If the
Escrow Agent does not receive such instruction from an Escrow Account
Beneficiary at least two (2) business days prior to an anticipated release date, Buyer shall so instruct the Escrow Agent. Under no circumstances shall the terms of this Escrow Agreement require the Escrow Agent to release or distribute all or any portion of the Escrow Fund sooner than two (2) Business Days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of the applicable claims period or release date, as the case may be.

          6.5 Limitations on Escrow Account Beneficiary Liability. Notwithstanding anything contained in this Agreement to the contrary, if the Escrow Value of the Escrow Fund assets in an Escrow Account is insufficient to satisfy the indemnification obligations to the Buyer with respect thereto, none of CVC, the Management Representative, the Escrow Account Beneficiary of that Escrow Account or any other Escrow Account Beneficiary shall be liable hereunder for such deficiency.

     7. RELEASE OF ESCROW FUND UPON TERMINATION DATE. Promptly after the Termination Date, the Escrow Agent shall distribute to the Escrow Account Beneficiaries, all of the assets constituting each such Escrow Account Beneficiary's Escrow Account after the payment of such Escrow Account Beneficiary's share of the fees and expenses of the Escrow Agent. Notwithstanding the immediately preceding sentence, if Buyer has previously given a Claim Notice which has not then been resolved in accordance with Section 6, the Escrow Agent shall retain in the Escrow Fund after the Termination Date an amount of assets from the Escrow Fund equal to the Claimed Amount which has not then been resolved, which amount shall be retained pro rata from each Escrow Account in accordance with the Designated Percentages. For purpose of calculating the amount of Escrow Fund assets to be distributed pursuant to this
Section 7, Escrow Securities shall be valued at the Escrow Value. If less than all of the Escrow Fund assets in an Escrow Account will be released to an Escrow Account Beneficiary pursuant to this Section 7, such assets shall be released in the following order: (i) first, Secondary Escrow Securities, cash or cash equivalents, or other property (other than Primary Escrow Securities) in such amounts as the Escrow Account Beneficiary may direct in writing and (ii) second (to the extent that additional assets from an Escrow Account must be released in order to give effect to the provisions hereof), Primary Escrow Securities in such amounts as the Escrow Account Beneficiary may direct in writing. If the Escrow Agent does not receive such instruction from an Escrow Account Beneficiary, Buyer shall so instruct the Escrow Agent.

     8. FEES AND EXPENSES. The fees and expenses of the Escrow Agent (including reasonable attorneys' fees and expenses) for the preparation of this agreement and the services to be rendered by the Escrow Agent hereunder in accordance with the attached fee schedule (which may be subject to change hereafter on an annual basis) shall be payable out of the Escrow Account pro rata in accordance with the Designated Percentages of the Escrow Account Beneficiaries. To the extent there is insufficient cash in an Escrow Account to pay the fees and expenses of the Escrow Agent in full on a timely basis, Buyer shall advance such funds to the Escrow Agent,



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which amounts shall be reimbursed in cash or Escrow Securities prior to any release of Escrow Fund assets to the respective Escrow Account Beneficiary, provided, however, that if there are insufficient assets in an Escrow Account to repay in full any such advance, Buyer shall not be entitled to recover the deficiency from any other Escrow Account or from any other Person.

     9.   LIMITATION OF ESCROW AGENT'S LIABILITY.

          9.1 Duties and Responsibilities. (a) The Escrow Agent may act on any instrument or other writing reasonably believed by it to be genuine and to have been signed or presented by the proper person and shall have no responsibility for the accuracy thereof. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction (including without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action on inaction except its own willful misconduct or gross negligence. The Escrow Agent is not charged with any knowledge of, or any duties or responsibilities in connection with, any other documents and agreements (including without limitation the Merger Agreement or Agency Agreement), and shall not be responsible for determining or compelling compliance therewith, and shall not otherwise be bound thereby. The Escrow Agent's duties and responsibilities shall be entirely administrative and not discretionary and determined only with reference to this Escrow Agreement and applicable laws. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel (provided such counsel is not counsel to any other party to this Agreement) including in-house counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense or liability unless the payment of such expense or liability is made or provided for in a manner reasonably satisfactory to it. The Escrow Agent shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

     (b) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was




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caused by the Escrow Agent's own gross negligence, bad faith or wilful misconduct in breach of this Agreement.

          9.2 Indemnification. The Buyer, on the one hand, and the Escrow Account Beneficiaries, on the other hand, hereby agree, severally and jointly, to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense (including reasonable attorneys' fees and other costs and expenses of defending or preparing to defend any claim of liability) incurred without gross negligence or willful misconduct on the part of Escrow Agent arising out of or in connection with its carrying out of its duties hereunder. Without altering or limiting the joint and several liability of the parties hereunder, as between themselves the Buyer, on the one hand, and the Escrow Account Beneficiaries, on the other hand, shall be liable for half of any indemnification amount due hereunder. The amount payable by the Escrow Account Beneficiaries pursuant to this Section 9.2 shall be allocated among the Escrow Accounts pro rata in accordance with the Designated Percentages and shall be paid as an expense in accordance with Section 8. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Escrow Agreement and the resignation of the Escrow Agent.

          9.3  Tax-Related Terms.

               (a) Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds in any tax year shall (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity, and (ii) otherwise shall be allocated to the applicable Escrow Account Beneficiary.

               (b) Certification of Tax Identification Number. Each of the parties hereto agree to, and shall cause each Escrow Account Beneficiary to, provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Fund is credited to the appropriate Escrow Account. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund.

               (c) Tax Indemnification. Each of the Buyer and the Escrow Account Beneficiaries agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

     10. TERMINATION. This Agreement shall terminate upon the later of the Termination Date or the release by the Escrow Agent of all of the Escrow Fund assets in accordance with this Agreement.

     11. NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next day delivery.

            If to Buyer:

            245 Freight Street
            Waterbury, Connecticut  06702
            Attention:  John Cordani, Esq.

            If to CVC:

            Citicorp Venture Capital, Ltd.
            399 Park Avenue
            New York, NY 10022
            Attention:  John Silvestri

            If to Management Representative:

            PTI, Inc.
            c/o Polyfibron Technologies, Inc.
            900 Middlesex Turnpike
            Billerica, MA 01821-3946

            If to Escrow Agent:

            State Street Bank and Trust Company
            Two International Place
            Boston, Massachusetts 02110
            Attention:  Corporate Trust Department, Fourth Floor
                        Attention: Citicorp Venture Capital/ MacDermid
                        Fax:  617-662-1463

     Any funds to be paid by the Escrow Agent hereunder shall be sent by wire transfer (or by such method of payment as may be instructed in advance and in writing to the Escrow Agent in accordance with Section 11 above) to the address specified in writing in advance to the Escrow Agent in accordance with Section 11 above. Any funds to be paid to the Escrow Agent hereunder shall be sent by wire transfer (or by such method of payment and pursuant to such instruction, as the case may be, as may have been given in advance by the Escrow Agent in accordance with Section 11 above) pursuant to the following instructions:

                        Bank:  State Street Bank and Trust Company
                        ABA #:  0110 0002 8
                        A/C #:  9903-990-1
                        Attn:  Corporate Trust Department, Fourth Floor
                        Ref: Citicorp Venture Capital/ MacDermid Escrow

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 11.

     12. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, Escrow Agent may resign and be discharged from its duties and obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than sixty (60) days prior to the date when such resignation shall take effect. Buyer may appoint a successor Escrow Agent without the consent of CVC so long as such designee meets the definition of an Acceptable Bank, and may appoint any other successor Escrow Agent with the consent of CVC, which shall not be unreasonably withheld. If, within such notice period, Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor is so named, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor.

     13.  GENERAL.

          13.1 Governing Law, Assigns. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut, and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          13.2 Jurisdiction, Venue and Waiver of Jury Trial.

     EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF CONNECTICUT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT, THE MERGER AGREEMENT, THE AGENCY AGREEMENT AND THE WAIVER AND RELEASE OR THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING. EACH PARTY HERETO HEREBY IRREVOCABLY AGREES, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE INSTITUTED, HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT, HE OR SHE MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

     EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT, HE OR SHE MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT, THE MERGER AGREEMENT, THE WAIVER AND RELEASE, THE AGENCY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING.

          13.3 Dispute Resolution.

     It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of any or all of the Escrow Fund, or should any claim be made upon the Escrow Agent or the Escrow Fund by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

          13.4 Force Majeure.

     The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

          13.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.6 Entire Agreement. Except as set forth in the Merger Agreement (but then solely with respect to CVC, Buyer, and the Management Stockholders), this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

          13.7 Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          13.8 Amendment. This Agreement may be amended only with the written consent of Buyer, the Escrow Agent, CVC and the Management Representative.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                     MACDERMID, INCORPORATED

                                     By: /s/ John L. Cordani
                                        -----------------------------
                                     Title: Secretary

                                     CITICORP VENTURE CAPITAL, LTD., on its own behalf and as agent and attorney-in-fact for the Outside Stockholders

                                     By: /s/ Joseph M. Silvestri
                                        -----------------------------
                                     Title: Vice President

                                     /s/ David R. Beckerman
                                     --------------------------------
                                     David Beckerman, on his own behalf and as
                                     agent and attorney-in-fact for the
                                     Management Stockholders

                                     STATE STREET BANK AND TRUST COMPANY,
                                     as Escrow Agent

                                     By: /s/ Chi C. Ma
                                        -----------------------------
                                     Title: Vice President

                          EXHIBIT A TO ESCROW AGREEMENT

State Street Bank and Trust Company
Two International Place
Boston, Massachusetts 02110
Attention:  Corporate Trust Department, Fourth Floor

                       Citicorp Venture Capital/ MacDermid

Ladies and Gentlemen:

     Reference is hereby made to a certain Escrow Agreement by and among State Street Bank and Trust Company (the "Escrow Agent"), Citicorp Venture Capital, Ltd., David Beckerman and MacDermid, Incorporated (the "Escrow Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Escrow Agreement.

     Pursuant to Section 5.3 of the Escrow Agreement the undersigned hereby delivers this Sale Request Notice to the Escrow Agent. The undersigned hereby requests that the Escrow Agent sell _______ shares and use ______________, brokerage firm, to effectuate such sale. Any special instructions with respect to the sale (e.g.stop loss or minimum price per share instruction) are set forth on the attached Appendix. The undersigned covenants and agrees to execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale.

     In addition to the limitations on the Escrow Agent's liability set forth in
Section 9 of the Agreement, the undersigned acknowledges and agrees that the Escrow Agent shall have no responsibility in connection with the sale of Escrow Securities other than to make delivery of the Escrow Securities or any other assets to the selected brokerage firm, with instruction (including any special instruction provided by the undersigned), and to receive and deposit into the Escrow Account (to be administered and distributed in accordance with the Escrow Agreement) any net sale proceeds received therefrom. The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the undersigned to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, the undersigned, expressly acknowledges that
(a) the Escrow Securities or any other assets may need to be sent to a transfer agent to be reissued in saleable form, (b) the Escrow Securities or any other assets may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, and (c) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of the undersigned, or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions involved in the transfer of such Escrow Securities or any other assets.

     The net sale proceeds of any such sale of Escrow Securities or any other assets received by the Escrow Agent shall be deposited/allocated to the
undersigned's Escrow Account less a $            per sale fee (the "Sales
Administration Fee"). The Sales Administration fee shall be assessed each day a sale is affected until the total number of shares specified in such written direction from the undersigned are sold. The Escrow Agent shall also issue a Form 1099-B to the undersigned.

                                                Very truly yours,

                          EXHIBIT B TO ESCROW AGREEMENT

State Street Bank and Trust Company
Two International Place
Boston, Massachusetts 02110
Attention:  Corporate Trust Department, Fourth Floor

                       Citicorp Venture Capital/ MacDermid

Ladies and Gentlemen:

     Reference is hereby made to a certain Escrow Agreement by and among State Street Bank and Trust Company (the "Escrow Agent"), Citicorp Venture Capital, Ltd., David Beckerman and MacDermid, Incorporated (the "Escrow Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Escrow Agreement.

     Pursuant to Section 5.4 of the Escrow Agreement the undersigned hereby delivers this Transfer Notice to the Escrow Agent. The undersigned hereby notifies the Escrow Agent that it has transferred ____ shares equaling ______ % of its Escrow Account. Any special instructions with respect to the transfer are set forth on the attached appendix.

     The undersigned covenants and agrees to execute and deliver any instruments reasonably required by the Escrow Agent in order to record such transfer on its books and records.

                                              Very truly yours,

                                  SCHEDULE 1-A
                MANAGEMENT STOCKHOLDERS AND OUTSIDE STOCKHOLDERS

1.    MANAGEMENT STOCKHOLDERS

David R. Beckerman
Gerard Loeb
Thomas C. Weaver
Edward T. Murphy
Shojiro Makino
Thomas O. Gavin
John Rastetter
Etienne Igersheim
Hugues Serain
Reto Buchli
Michael M. Yang
H. Theodore Miller
Kai Wenk-Wolff
Terence Smith
Alan T. Michaud
Douglas H. Rich
Thomas W. Pietrocini

2.    OUTSIDE STOCKHOLDERS

CCT Partners I, L.P.
Citicorp Mezzanine Partners, L.P.
Bruce C. Bruckmann
William T. Comfort, Jr./63 BR Partnership
Richard M. Cashin
Stephen C. Sherrill
David F. Thomas
Joseph M. Silvestri
Harold O. Rosser
Michael A. Delaney
Thomas McWilliams
Stephen Edwards
James Urry
Richard E. Mayberry
Saleem Muqaddam
Davie Howe

Noelle C. Doumar
John Weber
David Kolb
Robert N. Pokelwaldt
Robert W. Pokelwaldt
Ann P. McDowell
James W. Stevens

                        SCHEDULE 1-B TO ESCROW AGREEMENT



                     ESCROW ACCOUNT                                   ESCROW                         DESIGNATED
                      BENEFICIARY                                     ACCOUNT                        PERCENTAGE
               Citi Venture Capital, Ltd.                                   67,696                               53.303
               CCT Partners I, L.P.                                          8,505                                6.698
               CMP (warrant)                                                18,955                                14.92
               Bruce C. Bruckmann                                             2148                                 1.69
               63 BR Partnership                                               794                                0.625
               Richard M. Cashin                                               794                                0.625
               Stephen C. Sherrill                                             794                                0.625
               David F. Thomas                                                 794                                0.625
               Joseph M. Silvestri                                             726                                0.571
               Harold O. Rosser                                                545                                0.429
               Michael A. Delaney                                              363                                0.286
               Thomas McWilliams                                               363                                0.286
               Stephen Edwards                                                 242                                 0.19
               James Urry                                                      242                                 0.19
               Richard E. Mayberry                                             182                                0.143
               Saleem Muqaddam                                                 182                                0.143
               David Howe                                                      182                                0.143
               Noelle C. Doumar                                                121                                0.095
               John Weber                                                      121                                0.095
               Robert W. Pokelwaldt                                            190                                0.149
               Ann P. MCDowell                                                 190                                0.149
               David L. Kolb                                                   379                                0.298
               James W. Stevens                                                379                                0.298
               David Beckerman                                                3791                                2.986
               Gerard Loeb                                                    2527                                1.989
               Thomas Weaver                                                  2022                                1.592
               Edward Murphy                                                  1264                                0.995
               Shokiro Makino                                                 1264                                0.995
               Thomas Gavin                                                   1264                                0.995
               John Rastatter                                                 1264                                0.995
               Etiennne Igersheim                                             1264                                0.995
               Hugues Serain                                                  1264                                0.995
               Reto Buchli                                                     505                                0.397
               Michael Yang                                                    505                                0.397
               H. Theodore Miller                                              505                                0.397
               Kai WenkWolff                                                   632                                0.497
               Terrence Smith                                                  505                                0.398
               Allan Michaud                                                   505                                0.398
               Douglas Rich                                                    505                                0.398
               Thomas Pietrochinni                                            2527                                 1.99
               TOTAL                                                       127,000                               99.985


                                       22